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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 of our reports dated (i) February 5, 1998, except as to Note 23 for which the date is February 18, 1998, on our audits of the consolidated and combined financial statements and financial statements schedule of Prentiss Properties Trust and the Predecessor Company, (ii) October 20, 1997 on our audit of the combined statement of revenues and certain operating expenses of the Silicon Valley Properties, (iii) February 6, 1998 on our audits of the combined statement of revenues and certain operating expenses of the Newport National Properties and the statement of revenues and certain operating expenses of the Carrara Place Property, (iv) August 12, 1998 on our audit of the statement of revenues and certain operating expenses of the Ordway Property, and (v) September 30, 1998 on our audit of the combined statement of revenues and certain operating expenses of the Willow Oaks Properties. We also consent to the reference to our firm under the caption "Experts".


Dallas, Texas
December 24, 1998                            /s/ PricewaterhouseCoopers LLP